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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

    A list of subsidiaries of America First Mortgage Investments, Inc. as of the closing of the Merger is set forth below:

America First Capital Associates Limited Partnership Six
America First Prep Fund 2 Pension Series Limited Partnership